Exhibit 10.34

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement (the “Fourth Amendment”) is made and entered into as of January 1, 1996, by and between KENNEDY-WILSON, INC., a Delaware Corporation, with its principal office located in Santa Monica, California (the “Company”) and WILUAM J. MCMORROW, an individual (“Employee”).

RECITALS

WHEREAS, Company and Employee have entered into that certain Employment Agreement dated as of August 14, 1992, as amended by that certain Amendment to Employment Agreement dated as of January 1, 1993 and that certain Second Amendment to Employment Agreement dated January 1, 1994 and that certain Third Amendment to Employment Agreement dated March 31, 1995, (collectively, the “Employment Agreement”), providing for the employment of Employee by Company pursuant to the terms of such Employment Agreement; and

WHEREAS, Company and Employee have agreed that the terms of the Employment Agreement should be modified with respect to the term of the Employment Agreement, salary and bonus provision.

AMENDMENT TO AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Employment Agreement as follows:

1.                                      Section 2 (a) of the Employment Agreement is deleted in its entirety and the following is inserted in lieu thereof:

2.                                      Term. a) Employee shall be employed by the Company pursuant to this Employment Agreement for a term beginning on August 14, 1992 and continuing through to, and terminating at the close of business on December 31, 1997, (unless earlier terminated pursuant to Section 9 hereof).

2.                                      Section 4(i) of the Employment Agreement shall be amended such that the annual salary amount of “$400,000” is deleted and the annual salary amount of “$300,000” plus an annual salary advance amount of “$100,000” payable against bonus earned is inserted in lieu thereof.

3. Section 4(ii) of the Employment Agreement is deleted in its entirety and the following is inserted in lieu thereof:

4. (iii) an annual bonus payable in an amount as follows:

PROFIT (MM)	BONUS
0 to 1	0
1 to 3	10%(MAX. $100K)
3 to 7.5	20%

Bonus Cap—$7.5MM Profit

4.(iii)                       The Company shall pay to Employee a bonus at the six (6) month interval based upon 1st and 2nd quarter profits, consistent with the bonus schedule in 4(H). At year end, additional bonus shall be paid on year end profits or any excess bonus payout at the six month interval shall be refunded by Employee and/or the excess bonus payout will be offset by Employee’s 1997 salary.

4. Subject to the foregoing, the Employment Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Employment Agreement in each and every respect.

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amendment as of the date first above written.

COMPANY
KENNEDY-WILSON, Inc. a Delaware corporation
/s/ James C. Ozello, Acting Secretary
Compensation Committee

EMPLOYEE
/s/ William J. McMorrow, Chairman

GENERAL RELEASE

I, WILLIAM A. McMORROW (“Releasing Party”), in consideration for payment of the sum of                       dollars ($                    ), less applicable payroll deductions:

1.                                       Release and discharge forever KENNEDY-WILSON, INC., a Delaware corporation, and its present and former directors, officers, employees, agents, attorneys, divisions, subsidiaries, parent corporation, affiliates, successors, insurance carriers and assigns and each of them (hereinafter “Released Parties”), from all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever (hereinafter “Claims”), whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which I or my successors in interest now on or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this instrument, and without limiting the generality of the foregoing, from (a) all Claims based upon, relating to, or arising out of my employment and the termination of that relationship; and (b) all Claims for age discrimination under the Federal Age Discrimination and Employment Act, as amended, 29 U.S.C. §621, et seq.

2.                                       Acknowledge that I have been made aware of Section 1542 of the California Civil Code, which provides as follows:

Section 1542. [Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

and hereby waive and release any rights which I may have under Section 1542 of the Civil Code to the full extent that all such rights may lawfully be waived.

3.                                       Covenant that I have made no assignment and will make no assignment or the claims released herein and agree that I will not institute legal proceedings based upon, arising out of, or relating to any Claims released herein. I further agree to indemnify and hold harmless Released Parties, and each of them, against any loss or liability, whatsoever, including reasonable attorneys’ tees, caused by any action or proceeding, before any court or governmental agency, commission, division or department, whether state, federal or local, which is brought by me or my successors in interest if such action or proceeding arises out at, is based upon, or is related to any Claims released herein.

4.                                       Understand that the aforesaid payment is not to be construed as an admission on the part of said Released Parties of any wrongdoing or liability whatsoever.

5.                                       I understand and agree that this General Release is binding upon my heirs, personal representatives, spouse, executors, administrators and assigns.

6.                                       Acknowledge that I an advised in writing to consult With an attorney prior to executing this General Release and that I have been given a period of twenty one (21) calendar days to consider this General Release before executing it.  I further understand that Tor a period of seven (7) calendar days following the execution of this General Release, I may revoke it by delivering written notice of such revocation to KENNEDY-WILSON, INC. at its principal place of business, and that neither this general Release nor the obligation to make the payment referenced above shall become effective or enforceable until such revocation period has expired.

DATED:
WILLIAM J. McMORROW